JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FOURTH-QUARTER 2016 NET INCOME OF
$6.7 BILLION, OR $1.71 PER SHARE

RECORD FULL-YEAR 2016 NET INCOME OF $24.7 BILLION, OR $6.19 PER SHARE

FULL-YEAR-2016 RESULTS

ROE 10% ROTCE[1] 13%	Common equity Tier 1[1] 12.2%	Net payout LTM[2,3] 65%
FOURTH-QUARTER RESULTS4

Firmwide Metrics	■	Reported revenue of $23.4 billion; managed revenue of $24.3 billion[1]
	■	Average core loans[1] up 12%

CCB	■	Average core loans[1] up 14%; average deposits of $607 billion, up 11%
4Q16 ROE 17% 2016 ROE 18%	■	26.5 million active mobile customers, up 16%
	■	Credit card sales volume[5] up 14% and Merchant processing volume up 10%

CIB	■	Maintained #1 ranking for Global Investment Banking fees with 8.1% wallet share in 2016
4Q16 ROE 20% 2016 ROE 16%	■	#1 wallet share in North America and EMEA in 2016

CB	■	Record revenue of $2.0 billion, up 12%
4Q16 ROE 16% 2016 ROE 16%	■	Record average loan balances of $189 billion, up 14%

AM	■	Record average loan balances of $115 billion, up 4%
4Q16 ROE 25% 2016 ROE 24%	■	80% of mutual fund AUM ranked in the 1st or 2nd quartiles over 5 years

Jamie Dimon, Chairman and CEO, commented on the financial results: “Our results this quarter were a strong end to another record year, reflecting our intense client focus and solid performance across our businesses. In the Consumer business, we had double digit growth in deposits and core loan balances, our credit card sales volume was a record, and for the year we had over $1 trillion of merchant processing volume. We saw continued momentum from the third quarter in CIB with strong Markets results across products. Asset Management and Commercial Banking both grew loans and deposits nicely in a competitive environment.”

Dimon added: “2016 demonstrated the strength and depth of our platform with record net income and EPS in an increasingly complex global environment. We grew market share in virtually all of our businesses and showed expense discipline while continuing to invest for the future. Building upon our strong new product offerings, we continue to deepen relationships with U.S. households and continue to achieve high customer satisfaction scores.”

Dimon concluded: “The U.S. economy may be building momentum. Looking ahead there is opportunity for good, rational and thoughtful policy decisions to be implemented, which would spur growth, create jobs for Americans across the income spectrum and help communities, and we are well-positioned to play our part. Business plays a critical positive role in society, and in collaboration with nonprofits, governments and educational institutions, it can help strengthen our economy and our country. I am extremely proud of our Firm - we earn our stripes every day by doing a great job for clients and communities.”

SIGNIFICANT ITEMS

■	4Q16 results included tax benefit of $475 million
FORTRESS PRINCIPLES

■	Book value per share of $64.06, up 6%; Tangible book value per share[1] of $51.44, up 7%

■	Basel III common equity Tier 1 capital[1] of $182 billion; ratio[1] of 12.2%

■	Firm SLR[1] of 6.5% and Bank SLR[1] of 6.6%

■	HQLA[6] of $524 billion
OPERATING LEVERAGE

■	4Q16 reported expense of $13.8 billion; reported overhead ratio of 59%; 4Q16 adjusted expense[1] of $13.6 billion; adjusted overhead ratio[1] of 56%

CAPITAL RETURN

■	$3.8 billion[3] returned to shareholders in 4Q16

■	$2.1 billion of net repurchases and common dividend of $0.48 per share
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$2.4 trillion of credit and capital[7] raised in 2016

■	$265 billion of credit for consumers

■	$24 billion of credit for U.S. small businesses

■	$772 billion of credit for corporations

■	$1.2 trillion of capital raised for corporate clients and non-U.S. government entities

■	$90 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325 [1]For notes on non-GAAP financial measures, including managed basis reporting and key performance measures see page 5. For additional notes see page 6.	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of results of JPMorgan Chase as a Firm and of its business segments, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 5. Comparisons noted in the sections below are calculated for the fourth quarter of 2016 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $23.4 billion, $24.7 billion, and $22.9 billion for the fourth quarter of 2016, third quarter of 2016, and fourth quarter of 2015, respectively.

Results for JPM				3Q16		4Q15
($ millions, except per share data)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$24,333	$25,512	$23,747	$(1,179)	(5)%	$586	2%
Noninterest expense	13,833	14,463	14,263	(630)	(4)	(430)	(3)
Provision for credit losses	864	1,271	1,251	(407)	(32)	(387)	(31)
Net income	$6,727	$6,286	$5,434	$441	7%	$1,293	24%
Earnings per share	$1.71	$1.58	$1.32	$0.13	8%	$0.39	30%
Return on common equity	11%	10%	9%
Return on tangible common equity	14	13	11
Discussion of Results:
Net income was $6.7 billion, an increase of 24%.
Net revenue was $24.3 billion, up 2%. Net interest income was $12.1 billion, up 5%, primarily driven by loan growth and the net impact of higher rates, partially offset by lower investment securities balances. Noninterest revenue was $12.3 billion, flat compared with the prior-year quarter.
Noninterest expense was $13.8 billion, down 3%, primarily driven by lower legal expense.
The provision for credit losses was $864 million, down from $1.3 billion, due to net reserve releases in the current quarter of approximately $400 million across Consumer and Wholesale, versus reserve increases in the prior-year quarter. The reserve releases reflected a decrease in Consumer reserves of approximately $250 million primarily driven by releases in Mortgage Banking, partially offset by increases in Card and Consumer & Business Banking. The Wholesale provision was a benefit, primarily driven by releases in the Oil & Gas and Metals & Mining portfolios.
Fourth-quarter results included a tax benefit of $475 million related to the utilization of certain deferred tax assets.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q16		4Q15
($ millions)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,019	$11,328	$11,222	$(309)	(3)%	$(203)	(2)%
Consumer & Business Banking	4,774	4,719	4,587	55	1	187	4
Mortgage Banking	1,690	1,874	1,680	(184)	(10)	10	1
Card, Commerce Solutions & Auto	4,555	4,735	4,955	(180)	(4)	(400)	(8)
Noninterest expense	6,303	6,510	6,272	(207)	(3)	31	—
Provision for credit losses	949	1,294	1,038	(345)	(27)	(89)	(9)
Net income	$2,364	$2,204	$2,407	$160	7%	$(43)	(2)%
Discussion of Results:
Net income was $2.4 billion, a decrease of 2%. Net revenue was $11.0 billion, down 2% from the prior-year quarter.
Consumer & Business Banking net revenue was $4.8 billion, up 4%, reflecting strong deposit growth, partially offset by spread compression. Mortgage Banking net revenue was $1.7 billion, relatively flat compared to the prior-year quarter. Card, Commerce

JPMorgan Chase & Co.
News Release

Solutions & Auto net revenue was $4.6 billion, down 8%, driven by Card new account origination costs, largely offset by higher loan balances and higher auto lease volumes. The prior-year quarter included a gain of approximately $160 million on the initial public offering of Square.
Noninterest expense was $6.3 billion, flat compared with the prior-year quarter, reflecting growth in the business offset by continued expense efficiencies and lower legal expenses.
The provision for credit losses was $949 million, a decrease of $89 million, driven by a net reserve release, largely offset by higher Card net charge-offs. The current quarter included a release of $425 million in Mortgage Banking, driven by $275 million and $150 million in the purchased credit-impaired and non-credit-impaired portfolios, respectively, reflecting lower delinquencies and improvements in housing prices, as well as a release of $25 million in the Student loan portfolio. The reserve releases were partially offset by a build of $200 million, including $150 million in Card and $50 million in Business Banking driven by loan growth.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q16		4Q15
($ millions)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,461	$9,455	$7,069	$(994)	(11)%	$1,392	20%
Banking	2,783	2,940	2,761	(157)	(5)	22	1
Markets & Investor Services	5,678	6,515	4,308	(837)	(13)	1,370	32
Noninterest expense	4,172	4,934	4,436	(762)	(15)	(264)	(6)
Provision for credit losses	(198)	67	81	(265)	NM	(279)	NM
Net income	$3,431	$2,912	$1,748	$519	18%	$1,683	96%
Discussion of Results:
Net income was $3.4 billion, up $1.7 billion, reflecting higher net revenue, lower noninterest expense, lower provision for credit losses and a tax benefit related to the utilization of certain deferred tax assets.
Banking revenue was $2.8 billion, up 1%. Investment Banking revenue was $1.5 billion, up 1%, reflecting higher debt underwriting fees, largely offset by lower advisory and equity underwriting fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $950 million, up 5%, driven by higher interest rates and balance growth as well as higher fees on increased payment volumes.
Markets & Investor Services revenue was $5.7 billion, up 32%, largely driven by higher Markets revenue, up 24%. Fixed Income Markets revenue was up 31% reflecting broad-based strength across products. Credit and Securitized Products revenue reflected increased client risk appetite. Commodities revenue improved on increased client activity in a better energy market. Equity Markets revenue was up 8%, reflecting strong performance in derivatives.
Credit Adjustments & Other was a gain of $272 million, up $535 million, largely driven by funding spread losses on fair value option elected liabilities in the prior-year quarter.
Noninterest expense was $4.2 billion, down 6%, driven by lower compensation and lower legal expense.
The provision for credit losses was a benefit of $198 million, compared to an expense of $81 million in the prior-year quarter, primarily driven by reserve releases in the Oil & Gas and Metals & Mining portfolios.

COMMERCIAL BANKING (CB)

Results for CB				3Q16		4Q15
($ millions)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$1,963	$1,870	$1,760	$93	5%	$203	12%
Noninterest expense	744	746	750	(2)	—	(6)	(1)
Provision for credit losses	124	(121)	117	245	NM	7	6
Net income	$687	$778	$550	$(91)	(12)%	$137	25%

JPMorgan Chase & Co.
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Discussion of Results:
Net income was $687 million, an increase of 25%.
Net revenue was $2.0 billion, up 12%, driven by higher net interest income due to higher deposit spreads and loan growth, and higher investment banking revenue.
Noninterest expense was $744 million, down 1%. The current quarter reflected higher expense from increased hiring of bankers and business-related support staff and investments in technology. The prior-year quarter reflected impairment on leased corporate aircraft.
The provision for credit losses was $124 million, compared to $117 million in the prior-year quarter, largely driven by select client downgrades.

ASSET MANAGEMENT (AM)

Results for AM				3Q16		4Q15
($ millions)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,087	$3,047	$3,045	$40	1%	$42	1%
Noninterest expense	2,175	2,130	2,196	45	2	(21)	(1)
Provision for credit losses	(11)	32	17	(43)	NM	(28)	NM
Net income	$586	$557	$507	$29	5%	$79	16%
Discussion of Results:
Net income was $586 million, an increase of 16%.
Net revenue was $3.1 billion, an increase of 1%, reflecting strong banking results driven by higher deposit spreads and loan growth, predominantly offset by a reduction in revenue related to a prior-period disposal of assets.
Noninterest expense was $2.2 billion, a decrease of 1%.
Assets under management were $1.8 trillion, up 3%, reflecting net inflows into liquidity and long-term products, and higher market levels.

CORPORATE

Results for Corporate				3Q16		4Q15
($ millions)	4Q16	3Q16	4Q15	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(197)	$(188)	$651	$(9)	(5)%	$(848)	NM
Noninterest expense	439	143	609	296	207	(170)	(28)
Provision for credit losses	—	(1)	(2)	1	100	2	100%
Net income/(loss)	$(341)	$(165)	$222	$(176)	(107)%	$(563)	NM
Discussion of Results:
Net loss was $341 million, compared with net income of $222 million in the prior-year quarter.
Net revenue was a loss of $197 million, compared with a gain of $651 million in the prior-year quarter. Net revenue in the prior year included benefits of $514 million from a legal settlement and approximately $178 million as a result of recognizing the unamortized discount on certain debt securities that were called at par.
Noninterest expense was $439 million, down $170 million driven by lower legal expense.

JPMorgan Chase & Co.
News Release

1. Notes on non-GAAP financial measures and key performance measures:

Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews the Firm’s results, including the overhead ratio, and the results of the lines of business, on a “managed” basis, which are non-GAAP financial measures. The Firm’s definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These non-GAAP financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation of common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excludes Firmwide legal expense (an expense of $230 million in the fourth quarter of 2016). The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit. For further information on total loans and core loans, see pages 3, 12, 16, 19, 21 and 23 of the Earnings Release Financial Supplement.

e.
Estimated as of December 31, 2016. Common equity Tier 1 (“CET1”) capital, the CET1 ratio and the supplementary leverage ratio (“SLR”) under the Basel III Advanced Fully Phased-In capital rules, to which the Firm will be subject as of January 1, 2019, are each considered key regulatory capital measures. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Capital Management on pages 149-158 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2015, and pages 67-73 of the Firm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

JPMorgan Chase & Co.
News Release

Additional notes:

2.	Last twelve months (“LTM”).

3.	Net of employee issuance.

4.	Percentage comparisons noted in the bullet points are calculated for the fourth quarter of 2016 versus the prior-year fourth quarter, unless otherwise specified.

5.	Excludes Commercial Card.

6.	High quality liquid assets (“HQLA”) represents the estimated amount of assets that qualify for inclusion in the U.S. liquidity coverage ratio.

7.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 13, 2017, at 10:00 a.m. (Eastern) to present fourth quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 2:00 p.m. on January 13, 2017, through midnight, January 27, 2017, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 30611972. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.